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                                                                  [EXHIBIT 8.1]




                                 May 2, 2000




Hanmi Financial Corporation
3660 Wilshire Boulevard
Los Angeles, CA 90010


Re:       Hanmi Financial Corporation

Gentlemen:

         We have acted as counsel to Hanmi Financial Corporation ("Hanmi Financial"), a Delaware corporation, in connection with the proposed reorganization of Hanmi Bank (the "Reorganization") pursuant to which Merger Co., a California corporation ("Merger Co."), a newly formed wholly owned subsidiary of Hanmi Financial, will merge with and into Hanmi Bank. The Reorganization will be completed pursuant to the terms of the Plan of Reorganization and Agreement of Merger dated as of April 15, 2000 by and among Hanmi Bank, Hanmi Financial, and Merger Co. (the "Reorganization Agreement") and as described in the Registration Statement (No. 333-32770) on Form S-4 filed by Hanmi Financial (the "Registration Statement"). This opinion is being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Reorganization Agreement.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Reorganization Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, with regard to certain factual matters, we have relied upon certain written representations and covenants of Hanmi Bank and Hanmi Financial.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Review Service and such other authorities as we have considered relevant.

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Hanmi Financial Corporation
May 2, 2000
Page 2


         Based upon and subject to the foregoing, we are of the opinion that the Reorganization will, under current law, constitute a tax-free reorganization under Section 368(a) of the Code, and Hanmi Bank and Hanmi Financial will each be a party to a "reorganization" within the meaning of
Section 368(b) of the Code.

         As a tax-free reorganization, the Reorganization will have the following Federal income tax consequences:

         1. No gain or loss will be recognized by Hanmi Bank, Merger Co., or Hanmi Financial as a result of the Reorganization;

         2. No gain or loss will be recognized by the shareholders of Hanmi Bank upon receipt of Hanmi Financial common stock in exchange for their shares of Hanmi Bank common stock pursuant to the Reorganization;

         3. The basis of the Hanmi Financial common stock received by the shareholders of Hanmi Bank pursuant to the Reorganization will be the same as the basis of the shares of Hanmi Bank common stock surrendered in exchange therefor;

         4. The holding period of the Hanmi Financial common stock received by shareholders of Hanmi Bank pursuant to the Reorganization will include the holding period of the Hanmi Bank common stock surrendered in exchange therefor, provided that such Hanmi Bank common stock is held as a capital asset on the date of consummation of the Reorganization; and

         5. A holder of an outstanding option granted under the Hanmi Bank 1992 Stock Option Plan will not recognize income, gain, or loss solely as a result of the exchange of the outstanding option for an identical option issued under the Hanmi Financial Year 2000 Stock Option Plan.

         This opinion is solely for your information and the shareholders of record (as defined in the Registration Statement) in connection with the issuance of the shares common stock by the Company, and is not, without the prior written consent of this firm, to be quoted in full or in part or otherwise referred to in any documents nor to be filed with any

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Hanmi Financial Corporation
May 2, 2000
Page 3



governmental agency or other persons, other than with the Commission and various state securities administrators in connection with the qualification of the Shares, to which reference and filings we hereby consent.

                                        Very truly yours,


                                        /s/ BUCHALTER, NEMER, FIELDS & YOUNGER
                                        A Professional Corporation